                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b),(c) AND (d)
                      AND AMENDMENTS THERETO FILED PURSUANT
                              TO RULE 13d-2(b)(1)

                               DIGITAL LAVA, INC.

                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE

                         (Title of Class of Securities)

                                    253928105

                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

         / / Rule 13d-1(b)

         /X/ Rule 13d-1(c)

         / / Rule 13d-1(d)


--------
(1/) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  NEW FRONTIER CAPITAL, L.P.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                        242,270 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         242,270 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                    0 SHARES


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  242,270 SHARES
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         /X/

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.2%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  PN
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  FOUNDER CAPITAL, L.P.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                        242,270 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         242,270 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                    0 SHARES


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  242,270 SHARES
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         /X/

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.2%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  PN
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  WILLIAM L. MUSSER, JR.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES
------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                        287,885 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         287,885 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                    0 SHARES


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  287,885 SHARES
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         / /

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.2%
------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                  IN
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  WESTWARD, INC.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  CAYMAN ISLANDS
------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                        34,715 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         34,715 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                    0 SHARES


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  34,715 SHARES
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         /X/

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.8%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  CO
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  WILLIAM L. MUSSER CO., INC.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                        34,715 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         34,715 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                    0 SHARES


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  34,715 SHARES
------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*        /X/

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.8%
------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                  CO
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 15 Pages

                                  SCHEDULE 13G

CUSIP NO. 253928105

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                  EDWIN W. COLMAN FAMILY TRUST
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                                                                                   (b) /X/
------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  WISCONSIN
------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                         900 SHARES
     SHARES
  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                        0 SHARES
      EACH
    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                         900 SHARES
      WITH
                           8   SHARED DISPOSITIVE POWER
                                     0 SHARES


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   900 SHARES
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         /X/

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.2%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  OO
------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 15 Pages

ITEM 1(A).        NAME OF ISSUER:

         This statement relates to the securities issued by Digital Lava, Inc. (the "Issuer").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         The address of the Issuer's principal executive offices is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, California 90024.

ITEM 2(A).        NAME OF PERSON FILING:

         This Statement is being filed by New Frontier Capital, L.P. ("New Frontier"), Founder Capital, L.P. ("Founder Capital"), William L. Musser, Jr., Westward, Inc. ("Westward"), William L. Musser Co., Inc. and the Edwin W. Colman Family Trust (the "Colman Family Trust").

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The address of the principal business office of New Frontier, Founder Capital, William L. Musser, Jr. and William L. Musser Co., Inc. is 919 Third Avenue, New York, New York 10022. The principal business office of Westward is Hemisphere Fund Managers Ltd., Genesis Building, Jennett Street, P.O. Box 30362-SMB, George Town, Grand Cayman, Cayman Islands. The principal business address of the Colman Family Trust is Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202 .

ITEM 2(C).          CITIZENSHIP:

         New Frontier and Founder Capital are Delaware limited partnerships. William L. Musser Co., Inc. is a Delaware corporation. William L. Musser, Jr. is a United States citizen. Westward is a Grand Cayman corporation. The Colman Family Trust is organized under the laws of Wisconsin.

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:

         Common Stock.

ITEM 2(E).          CUSIP NUMBER:

         253928105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                                                              Page 9 of 15 Pages

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d- 1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d- 1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.             OWNERSHIP.

         (a)        Amount Beneficially Owned:

                             New Frontier                        242,270 Shares
                             Founder Capital                     242,270 Shares
                             William L. Musser, Jr.              287,885 Shares
                             Westward                            34,715 Shares
                             William L. Musser Co., Inc.         34,715 Shares
                             Colman Family Trust                 900 Shares

         (b)        Percent of Class:

                             New Frontier                        5.2%
                             Founder Capital                     5.2%
                             William L. Musser, Jr.              6.2%
                             Westward                            0.8%
                             William L. Musser Co., Inc.         0.8%
                             Colman Family Trust                 0.2%

         (c) Number of shares as to which such person has:

                    (i)      Sole power to vote or to direct the vote:

                             New Frontier                        242,270 Shares
                             Founder Capital                     242,270 Shares
                             William L. Musser, Jr.              287,885 Shares
                             Westward                            34,715 Shares
                             William L. Musser Co., Inc.         34,715 Shares
                             Colman Family Trust                 900 Shares

                                                             Page 10 of 15 Pages

                    (ii) Shared power to vote or to direct the vote:

                             New Frontier                        0 Shares
                             Founder Capital                     0 Shares
                             William L. Musser, Jr.              0 Shares
                             Westward                            0 Shares
                             William L. Musser Co., Inc.         0 Shares
                             Colman Family Trust                 0 Shares

                    (iii) Sole power to dispose or to direct the disposition of:

                             New Frontier                        242,270 Shares
                             Founder Capital                     242,270 Shares
                             William L. Musser, Jr.              287,885 Shares
                             Westward                            34,715 Shares
                             William L. Musser Co., Inc.         34,715 Shares
                             Colman Family Trust                 900 Shares

                  (iv) Shared power to dispose or to direct the disposition of:

                             New Frontier                        0 Shares
                             Founder Capital                     0 Shares
                             William L. Musser, Jr.              0 Shares
                             Westward                            0 Shares
                             William L. Musser Co., Inc.         0 Shares
                             Colman Family Trust                 0 Shares

         Pursuant to Rule 13d- the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than New Frontier is the beneficial owner of the 242,270 Common Shares covered by this Statement as to which New Frontier has sole dispositive power (the "New Frontier Shares") and none of William L. Musser Co., Inc., Westward and/or the Colman Family Trust has either the power to vote or dispositive power over the New Frontier Shares.

         Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than Westward is the beneficial owner of the 34,715 Common Shares covered by this Statement as to which Westward has sole dispositive power (the "Westward Shares") and none of New Frontier, Founder Capital and/or the Colman Family Trust has either the power to vote or dispositive power over the Westward Shares.

         Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person

                                                             Page 11 of 15 Pages

other than the Colman Family Trust, is the beneficial owner of the 900 Common Shares covered by this Statement as to which the Colman Family Trust has sole dispositive power (the "Colman Family Trust Shares") and none of New Frontier, Founder Capital, William L. Musser Co., Inc. and/or Westward has either the power to vote or dispositive power over the Colman Family Trust Shares.

         Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than William L. Musser, Jr. is the beneficial owner of 10,000 of the Common Shares covered by this Statement as to which the William L. Musser, Jr. has sole dispositive power (the "William L. Musser, Jr. Shares") and none of New Frontier, Founder Capital, William L. Musser Co., Inc., Westward and/or the Colman Family Trust has either the power to vote or dispositive power over the William L. Musser, Jr. Shares.

         New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc. and the Colman Family Trust do not have a beneficial ownership interest in Westward.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

         Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

         Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust hereby declare that no agreement exists among them to act together for the purpose of acquiring, holding, voting or disposing of Common Shares covered by this Statement. Pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act, as amended, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward and the Colman Family Trust may be deemed to be members of a group by virtue of the power of William L. Musser, Jr. to directly or indirectly dispose of or cause the disposition of the Common Shares covered by this Statement.

                                                             Page 12 of 15 Pages

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable.

ITEM 10.          CERTIFICATION.

         By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 13 of 15 Pages


         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  March 15, 2000

                                        NEW FRONTIER CAPITAL, L.P.
                                        By:   Founder Capital, L.P.
                                              General Partner


                                        By:       /s/ William L. Musser, Jr.
                                               --------------------------------
                                              William L. Musser, Jr.
                                              General Partner


                                        WESTWARD, INC.
                                        By:   William L. Musser Co., Inc.
                                              Investment Manager


                                        By:       /s/ William L. Musser, Jr.
                                               --------------------------------
                                              William L. Musser, Jr.
                                              President


                                        EDWIN W. COLMAN FAMILY TRUST


                                        By:       /s/ Carol Colman Timmis
                                               --------------------------------
                                              Carol Colman Timmis
                                              Co-Trustee


                                                  /s/ William L. Musser, Jr.
                                               --------------------------------
                                              William L. Musser Jr.